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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                  SCHEDULE TO
                                  (RULE 13e-4)
                             TENDER OFFER STATEMENT
                       UNDER SECTION 14(d)(1) OR 13(e)(1)
                     OF THE SECURITIES EXCHANGE ACT OF 1934
                               ------------------

                              SONUS NETWORKS, INC.
         (Name of Subject Company (Issuer) and Filing Person (Offeror))
                           --------------------------

         OPTIONS TO PURCHASE COMMON STOCK, $0.001 PAR VALUE PER SHARE,
              HAVING AN EXERCISE PRICE OF $0.67 OR MORE PER SHARE
                         (Title of Class of Securities)
                           --------------------------

                                   835916107
                     (CUSIP Number of Class of Securities)
                           (Underlying Common Stock)
                           --------------------------

                                HASSAN M. AHMED
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                              SONUS NETWORKS, INC.
                                5 CARLISLE ROAD
                         WESTFORD, MASSACHUSETTS 01886
                            TELEPHONE: 978-392-8100
(Name, Address and Telephone Number of Person Authorized to Receive Notices and
                   Communications on Behalf of Filing Person)

                                   COPIES TO:

            CHARLES J. GRAY, ESQ.                         JOHAN V. BRIGHAM, ESQ.
               General Counsel                           MATTHEW J. CUSHING, ESQ.
            Sonus Networks, Inc.                           Bingham McCutchen LLP
               5 Carlisle Road                              150 Federal Street
        Westford, Massachusetts 01886                   Boston, Massachusetts 02110
           Telephone: 978-392-8100                        Telephone: 617-951-8000
           Telecopy: 978-392-8182                         Telecopy: 617-951-8736

                           CALCULATION OF FILING FEE

TRANSACTION VALUATION*                                AMOUNT OF FILING FEE
$741,188                                              $68.19

* Calculated solely for purposes of determining the filing fee. This amount assumes that options to purchase 14,823,752 shares of common stock of Sonus Networks, Inc. having a weighted average exercise price of $10.15 per share will be exchanged pursuant to this offer. The aggregate value of such options was calculated based on the Black-Scholes option pricing model. The amount of the filing fee is calculated at $92 per $1,000,000 of the transaction value.

/ / Check the box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

Amount Previously Paid:    Not applicable.                Filing Party:  Not applicable.
Form or Registration No.:  Not applicable.                Date Filed:    Not applicable.

/ / Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

    / /  third party tender offer subject to Rule 14d-1.

    /X/  issuer tender offer subject to Rule 13e-4.

    / /  going-private transaction subject to Rule 13e-3.

    / /  amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /

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ITEM 1. SUMMARY TERM SHEET

    The information set forth under "Summary Term Sheet" in the document entitled "Offer to Exchange Outstanding Stock Options," dated October 16, 2002 (as amended from time to time, the "Offer to Exchange"), attached hereto as Exhibit (a)(1), is incorporated herein by reference.

ITEM 2. SUBJECT COMPANY INFORMATION

    (a) The name of the issuer is Sonus Networks, Inc., a Delaware corporation (the "Company" or "Sonus"), and the address and telephone number of its principal executive offices is 5 Carlisle Road, Westford, Massachusetts 01886,
(978) 392-8100. The information set forth in the Offer to Exchange under
Section 9 ("Information About Sonus; Summary Financial Information; Risk Factors") is incorporated herein by reference.

    (b) This Tender Offer Statement on Schedule TO relates to the solicitation by the Company of requests to exchange options having an exercise price of $0.67 or more per share (the "Options") outstanding under the Amended and Restated Sonus Networks, Inc. 1997 Stock Incentive Plan (the "1997 Plan") and the telecom technologies, inc. Amended and Restated 1998 Equity Incentive Plan (the "TTI Plan") to purchase shares of the Company's common stock, $0.001 par value per share (the "Common Stock"), for new options (the "New Options") that will be granted under and subject to the 1997 Plan or the TTI Plan, as applicable, upon the terms and subject to the conditions described in the Offer to Exchange. This solicitation (the "Offer") excludes the class of options held by optionholders who are not employees of the Company or one of its wholly owned subsidiaries on the date the Offer expires and options held by the Company's executive officers, as defined in Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended, and members of the board of directors of the Company. As of September 30, 2002, in the aggregate, there are 14,823,752 shares of Common Stock underlying the Options covered in this Offer. For each Option to purchase one share of common stock eligible to be exchanged, the Company will grant to the optionee a New Option exercisable for one share of Common Stock, subject to the terms and conditions of the Offer to Exchange. The information set forth in the Offer to Exchange under "Summary Term Sheet," Section 1 ("Number of Options; Expiration Date"), Section 5 ("Acceptance of Options for Exchange and Grant of New Options") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

    (c) The information set forth in the Offer to Exchange under Section 7 ("Price Range of Common Stock") is incorporated herein by reference.

ITEM 3. IDENTITY AND BACKGROUND OF FILING PERSON

    (a) The information set forth under Item 2(a) above and in Section 10 of the Offer to Exchange ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference. The Company is both the filing person and the subject company.

ITEM 4. TERMS OF THE TRANSACTION

    (a) The information set forth in the Offer to Exchange under "Summary Term Sheet," Section 1 ("Number of Options; Expiration Date"), Section 3 ("Procedures for Surrendering Options"), Section 4 ("Change in Election"), Section 5 ("Acceptance of Options for Exchange and Grant of New Options"), Section 6 ("Conditions of This Offer"), Section 8 ("Source and Amount of Consideration; Terms of New Options"), Section 9 ("Information About Sonus; Summary Financial Information; Risk Factors"), Section 11 ("Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer"), Section 12 ("Legal Matters; Regulatory Approvals"), Section 13 ("Material Federal Income Tax Consequences") and Section 14 ("Extension of This Offer; Termination; Amendment") is incorporated herein by reference.

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    (b) The information set forth in the Offer to Exchange under Section 10
("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 5. PAST CONTACTS, TRANSACTIONS, NEGOTIATIONS AND AGREEMENTS

    (e) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 6. PURPOSES OF THE TRANSACTION AND PLANS OR PROPOSALS

    (a) This offer is being conducted for compensatory purposes as described in the Offer to Exchange. The information set forth in the Offer to Exchange under
Section 2 ("Purpose of This Offer") is incorporated herein by reference.

    (b) The information set forth in the Offer to Exchange under Section 5 ("Acceptance of Options for Exchange and Grant of New Options") and Section 11 ("Status of Options Acquired by Us in This Offer; Accounting Consequences of This Offer") is incorporated herein by reference.

    (c) The information set forth in the Offer to Exchange under Section 2 ("Purpose of This Offer") is incorporated herein by reference.

ITEM 7. SOURCE AND AMOUNT OF FUNDS OR OTHER CONSIDERATION

    (a) The information set forth in the Offer to Exchange under Section 8 ("Source and Amount of Consideration; Terms of New Options") and Section 15 ("Fees and Expenses") is incorporated herein by reference.

    (b) The information set forth in the Offer to Exchange under Section 6 ("Conditions of This Offer") and Section 8 ("Source and Amount of Consideration; Terms of New Options") is incorporated herein by reference.

    (d) Not applicable.

ITEM 8. INTEREST IN SECURITIES OF THE SUBJECT COMPANY

    (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

    (b) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") is incorporated herein by reference.

ITEM 9. PERSON/ASSETS, RETAINED, EMPLOYED, COMPENSATED OR USED

    (a) Not applicable.

ITEM 10. FINANCIAL STATEMENTS

    (a) The information set forth in the Offer to Exchange under Section 9 ("Information About Sonus; Summary Financial Information; Risk Factors") and
Section 16 ("Additional Information"), and the financial statements on pages F-1 through F-24 of the Company's annual report on Form 10-K for the fiscal year ended December 31, 2001, pages 1 through 15 of its quarterly report on Form 10-Q for the quarter ended March 31, 2002, pages 1 through 15 of its quarterly report on Form 10-Q for the

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quarter ended June 30, 2002 and its current report on Form 8-K filed on
October 10, 2002, which provides financial results for the third quarter and nine months ended September 30, 2002, are incorporated herein by reference.

    The Company's book value per share was $0.32 as of September 30, 2002 (book value per share equals the total stockholders' equity divided by the number of shares of common stock outstanding).

    (b) Not applicable.

ITEM 11. ADDITIONAL INFORMATION

    (a) The information set forth in the Offer to Exchange under Section 10 ("Interests of Directors and Officers; Transactions and Arrangements Concerning the Options") and Section 12 ("Legal Matters; Regulatory Approvals") is incorporated herein by reference.

    (b) Not applicable.

ITEM 12. EXHIBITS

EXHIBIT NO.
-----------
(a)(1)       Offer to Exchange Outstanding Stock Options, dated
             October 16, 2002, including Summary Term Sheet.

(a)(2)       Form of Statement of Stock Option Grants and Election Form.

(a)(3)       Form of Notice of Withdrawal.

(a)(4)       Form of Promise to Grant Stock Options.

(a)(5)       Form of Email Cover Letter to Eligible Option Holders.

(a)(6)       Form of Email Confirmation of Receipt of Election Form.

(b)          Not applicable.

(d)(1)       Amended and Restated Sonus Networks, Inc. 1997 Stock
             Incentive Plan is incorporated herein by reference to
             Exhibit 10.2 to the Company's Registration Statement on
             Form S-1/A as filed on May 22, 2000 with the Securities and Exchange Commission (File No. 333-32206).

(d)(2)       Form of Notice of Grant of Stock Options and Stock Option
             Agreement pursuant to the Amended and Restated Sonus
             Networks, Inc. 1997 Stock Incentive Plan.

(d)(3) 2000 Employee Stock Purchase Plan is incorporated herein by reference to Exhibit 10.3 to the Company's Registration
             Statement on Form S-1/A as filed on May 22, 2000 with the Securities and Exchange Commission (File No. 333-32206).

(d)(4)       telecom technologies, inc. Amended and Restated 1998 Equity
             Incentive Plan is incorporated herein by reference to
             Exhibit 10.3 to the Company's Registration Statement on
             Form S-4 as filed on December 22, 2000 with the Securities and Exchange Commission (File No. 333-52682).

(d)(5)       Form of Notice of Grant of Stock Options and Stock Option
             Agreement pursuant to the telecom technologies, inc. Amended and Restated 1998 Equity Incentive Plan.

EXHIBIT NO.
-----------
(d)(6)       Sonus Networks, Inc. 2000 Retention Plan is incorporated
             herein by reference to Exhibit 10.2 to the Company's
             Registration Statement on Form S-4 as filed on December 22,
             2000 with the Securities and Exchange Commission (File
             No. 333-52682).

(d)(7)       Annual Report on Form 10-K for the fiscal year ended
             December 31, 2001 is incorporated herein by reference.

(d)(8)       Quarterly Report on Form 10-Q for the quarter ended
             March 31, 2002 and Quarterly Report on Form 10-Q for quarter ended June 30, 2002, and, upon its filing with the Securities and Exchange Commission, any other Quarterly
             Report on Form 10-Q filed subsequent to the date hereof and before the completion of the offer to which this Schedule TO relates, are incorporated herein by reference.

(d)(9)       Current Report on Form 8-K filed with the Securities and
             Exchange Commission on each of March 28, 2002, April 10,
             2002, June 27, 2002, July 11, 2002, August 9, 2002,
             September 24, 2002 and October 10, 2002, and, upon its filing with the Securities and Exchange Commission, any other Current Report on Form 8-K filed subsequent to the date hereof and before the completion of the offer to which this Schedule TO relates, are incorporated herein by reference.

(g)          Not applicable.

(h)          Not applicable.

ITEM 13. INFORMATION REQUIRED BY SCHEDULE 13E-3

    (a) Not applicable.

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                                   SIGNATURE

    After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Schedule TO is true, complete and correct.

Date: October 16, 2002                                 SONUS NETWORKS, INC.

                                                       By:             /s/ HASSAN M. AHMED
                                                            -----------------------------------------
                                                                         Hassan M. Ahmed
                                                              PRESIDENT AND CHIEF EXECUTIVE OFFICER

                                 EXHIBIT INDEX

EXHIBIT NO.
-----------
(a)(1)       Offer to Exchange Outstanding Stock Options, dated
             October 16, 2002, including Summary Term Sheet.

(a)(2)       Form of Statement of Stock Option Grants and Election Form.

(a)(3)       Form of Notice of Withdrawal.

(a)(4)       Form of Promise to Grant Stock Options.

(a)(5)       Form of Email Cover Letter to Eligible Option Holders.

(a)(6)       Form of Email Confirmation of Receipt of Election Form.

(b)          Not applicable.

(d)(1)       Amended and Restated Sonus Networks, Inc. 1997 Stock
             Incentive Plan is incorporated herein by reference to
             Exhibit 10.2 to the Company's Registration Statement on
             Form S-1/A as filed on May 22, 2000 with the Securities and Exchange Commission (File No. 333-32206).

(d)(2)       Form of Notice of Grant of Stock Options and Stock Option
             Agreement pursuant to the Amended and Restated Sonus
             Networks, Inc. 1997 Stock Incentive Plan.

(d)(3) 2000 Employee Stock Purchase Plan is incorporated herein by reference to Exhibit 10.3 to the Company's Registration
             Statement on Form S-1/A as filed on May 22, 2000 with the Securities and Exchange Commission (File No. 333-32206).

(d)(4)       telecom technologies, inc. Amended and Restated 1998 Equity
             Incentive Plan is incorporated herein by reference to
             Exhibit 10.3 to the Company's Registration Statement on
             Form S-4 as filed on December 22, 2000 with the Securities and Exchange Commission (File No. 333-52682).

(d)(5)       Form of Notice of Grant of Stock Options and Stock Option
             Agreement pursuant to the telecom technologies, inc. Amended and Restated 1998 Equity Incentive Plan.

(d)(6) Sonus Networks, Inc. 2000 Retention Plan is incorporated herein by reference to Exhibit 10.2 to the Company's
             Registration Statement on Form S-4 as filed on December 22,
             2000 with the Securities and Exchange Commission (File
             No. 333-52682).

(d)(7)       Annual Report on Form 10-K for the fiscal year ended
             December 31, 2001 is incorporated herein by reference.

(d)(8)       Quarterly Report on Form 10-Q for the fiscal quarter ended
             March 31, 2002 and Quarterly Report on Form 10-Q for fiscal quarter ended June 30, 2002, and, upon its filing with the Securities and Exchange Commission, any other Quarterly
             Report on Form 10-Q filed subsequent to the date hereof and before the completion of the offer to which this Schedule TO relates, are incorporated herein by reference.

(d)(9)       Current Report on Form 8-K filed with the Securities and
             Exchange Commission on each of March 28, 2002, April 10,
             2002, June 27, 2002, July 11, 2002, August 9, 2002,
             September 24, 2002, and October 10, 2002, and, upon its filing with the Securities and Exchange Commission, any other Current Report on Form 8-K filed subsequent to the date hereof and before the completion of the offer to which this Schedule TO relates, are incorporated herein by reference.

(g)          Not applicable.

(h)          Not applicable.